Exhibit 10.19

JILIN HUAMEI BEVERAGE CO., LTD
BEIJING GENERAL DISTRIBUTOR – (WINE) DISTRIBUTION AGREEMENT

No.JLHM   20101116002

Party A: JILIN HUAMEI BEVERAGE CO., LTD（hereinafter called “Party A”）

Party B: BEIJING HUAYANG SHENGBANG TRADING LTD（hereinafter called “Party B”）

Product(s): Three kinds of wine listed in Annex 1 of this agreement (including bottles, bottle labels, corrugated paper packing cases and additional description materials in cases).

Exclusive Distributor Sales: Distributors shall only have the exclusive distribution rights in the territory and through the marketing channels specified herein. Distributors shall not sell the Products out of the specified territory and through other marketing channels. Meanwhile, any other natural persons, legal persons or organizations, including Party A, shall not sell the Products in the territory of this agreement.

Section 1. Distributor Authorization and Limitation

1. Party A authorizes Party B to be the exclusive distributor of the Products in the territory of     Beijing .

2. Party A authorizes Party B to sell in physical stores, and through the channels of promotion and group purchase. To guarantee the unified pricing system and fair competition among individual agents, Party B is not allowed to sell goods by means of E-commerce (to sell on the internet).

3. The term of this Distribution Agreement is three   years, from 11/16/2011       to   11/15/2013     .

4. If Party B conducts business responsibly within the term of this Agreement and in accordance with Party A’s standards, Party B may requests for a renewal of the Agreement within 30 days of expiration of this Agreement.

5. Party B shall only enter into sales agreement with its buyers in the name of its own company (or individual), but shall not sign any agreements on behalf of Party A. The price fixed by Party B and buyer should be agreed upon by Party A, and shall not be lower than the unified retail prices stipulated by Party A.

6. Party A reserves the distribution right out of the specified territory in this Distribution Agreement.

Section 2. Rights and Obligations of Party A

1. Party A guarantees the quality of the goods delivered complies with the relevant State standards for sanitary and health of food production and agrees to be responsible for Party B’s loss caused by quality problems.

2. Before the first shipment, Party A shall provide Party B with the copy of business license, sanitary certificate and production permit, registration form and letter of authorization to sell alcoholic products according to <Measures for the Administration of the Alcohol Circulation of PRC> (Decree No.25, 2005 of the Ministry of Commerce).

3. Before each shipment, Party A is required to provide the original Quality Inspection Report for corresponding batch for the shipment.

4. Party A has the right to establish and adjust the rules for market development, sale of product and pricing system according to its own development strategy.

5. Party A has the right to supervise and manage the business activities of Party B during the period of Party B acting as Party A’s distribution agent. Regarding Party B’s conducts in conflicts with this Agreement, based on the seriousness of the breach, Party A shall give it a warning, reprimand, disqualification, or termination of the Agreement.

6. Party A agrees to support the publicity and marketing of the Products, provided that it will not affect the normal operation of Party A’s website.

7. Party A shall supply the detailed technical information of the relevant products to Party B on request in order to provide technical support for Party B’s marketing activities.

Section 3. Rights and Obligations of Party B

1. Party B accepts the authorization from Party A, and has the right to conduct business in the territory specified by Party A.

2. Party B is obliged to provide copies of its business license, tax registration certificate and all other documents relevant to execution of agreements with Party A.

3. Party B shall have a permanent work place and appropriate warehouse for wine storing.

4. Party B is obliged to protect the enterprise image, goodwill and brand name of Party A.

5. Party B shall supply a monthly report of selling activities in writing to Party A which should describe the sales data, activities, sales analysis and plans in details.

6. Party B shall guarantee the long-term mutual benefits while conducting business activities, and not to distribute the Products outside of the specified territory.

7. If any products are not suitable for distribution in selling regions within three months, Party B has the right to exchange products in order to meet the market demand.

8. Party B shall only conduct marketing activities based on written materials provided by party A, including but not limited to, advertisements, promotion materials, news reports and etc. Furthermore, without written materials provided by Party A, Party B shall take full responsibility for any disputes, torts and illegal incidents caused by false propaganda by itself.

9. Party B shall fill in <distributors registration application form> in accordance with actual situation, and provide Party A with written notice when there are any changes in the form.

10. Party B understands that the appointed sales of products are subject to policies, laws and regulations of the State. Party B shall have obtained all relevant approvals to be a qualified distributor before any distribution and operate its business strictly in accordance with laws. Party B shall be fully responsible to compensate Party A if its illegal operations have caused loss to Party A.

11. Execution of this Agreement does not mean that Party B can represent Party A or exercise rights or undertake obligation in the name of Party A; otherwise, Party A shall have right to pursue legal actions against Party B.

Section 4. Party B’s Target and Assessment Criteria

1. Party B shall have a permanent work place and appropriate warehouse for wine storing.

2. Party B’s first payment for purchases shall be   One Hundred and Fifty Thousand    RMB (￥ 150,000); annual sales shall not be less than  Three   Million    RMB. (￥3,000,000.00).

3. Party B shall supervise the business activities of the secondary distributors recruited at the city level and the performance of pricing system.

Section 5. Order, Transport and Delivery

1. When Party B places an order to Party A in writing, it shall be faxed to Party A with the following information: type of product, quantity, official seal and signature, recipient’s name, address and etc.  Party A shall reply to confirm after it receives the order.

2. Party A adopts the COD (Cash On Delivery) method. The payment of goods shall be remitted by Party B directly to an account designated by Party A. Party B shall not pay employees of Party A with cash or checks not payable to Party A; otherwise Party B shall bear all the consequences arising therefrom.

3. Party A shall deliver goods within 7 working days from the date that the order was received and payment was made in full.

4. Party A shall be responsible for the long-distance freight of goods and insurance cost to cities within Party B’s designated territory, while Party B shall be responsible for local short-distance freight.

Section 6. Product Quality and Inspection

1. Party B shall inspect the goods on the day and on the spot when it receives from Party A. If the goods are damaged in transit, Party B shall be responsible for claiming damages from the carrier, and Party A shall provide assistance to Party B on the claim.

2. In case of intrinsic quality issue of the goods, Party B shall notify Party A within 10 days with a written report. Party A shall issue a letter of suggestion according to the nature of the quality issue. Party B shall handle the issue according to Party A’s letter of suggestion, stop selling the defective goods, and ship them back to Party A for exchange. The expenses shall be borne by Party A.

Section 7. Purchase Price and Award Rules for Party B

1. Purchase price: Peal in Snow Xueniang Wine: 31.00 RMB/Bottle. BINGQIN Ice Wine: 126.00 RMB/Bottle.

2. Award rules: The principle of award shall be based on the accumulative purchase amount. If one distributor’s annual total purchase amount (from January 1 to December 31) reaches:

A. Over 200,000 — 500,000 RMB, Party B will receive year-end rebate of two percent of the total purchase amount; and take part in the travel once for one person to Singapore, Malaysia and Thailand organized by Party A.

B. Over 500,000 — 1,000,000 RMB, Party B will receive year-end rebate of four percent of the total purchase amount; and take part in the travel once for two persons to Singapore, Malaysia and Thailand organized by Party A.

C. Over 1,000,000 RMB, Party B will receive year-end rebate of six percent of the total purchase amount, and take part in the travel once for three persons to Singapore, Malaysia and Thailand.

D. Over 3,000,000 RMB, Party B will receive year-end rebate of six percent of the total purchase amount and take part in the travel once for three persons to Singapore, Malaysia and Thailand; in addition, a reward of a commercial-use van vehicle with a value of 40,000 RMB, subject to the condition that the exterior of the van must be used for advertising Party A’s wines.

Section 8. Disqualification of Distributors

1. The sales of the Products by Party B shall not be less than Eight Hundred Thousand RMB (￥800,000.00) within 6 months of the execution of this Agreement, otherwise Party A has right to disqualify Party B as a distributor. (The sales amount is based on the purchase amount from Party B.)

2. If Party B changes the products pricing system without Party A’s permission，or refuses to carry out Party A’s sales and promotion plans.

3. If Party B breaches or does not fulfill the provisions under this Agreement, which creates adverse effects on Party A.

4. If Party B unilaterally decides to terminate this Agreement without negotiating with Party A.

5. Party B is ordered to make a correction or its business license has been revoked by the government.

Section 9. Effect, Termination and Liabilities

1. The Agreement is executed in two counterparts.  Each counterpart will be deemed to be an original copy of this Agreement and shall have the same legal effect. This Agreement shall become effective upon execution by both parties.

2. In the event of a breach of any of the provisions of this Agreement by one party, and the other party does not get satisfactory reply after ten days of written notice, the non-breaching party has the right to terminate the Agreement unilaterally and hold the breaching party responsible for any direct and indirect loss and expenses (including, without limitation, attorney fee, arbitration or legal fee, auditor expenses, travel expenses and etc).

3. If the delivery of goods cannot be accomplished in accordance with the time and quality setforth in the order form, except for the reason of no fault from Party A or force majeure, Party A shall pay 1% of the price of the shipment as penalty to Party B for each non-conforming day, directly deductable from the payment from Party B for the next shipment.

4. Upon termination of this Agreement, Party B shall not, under any name or by any means, use Party A’s name, trademark, logo and other exclusive intellectual property of Party A’s for business; otherwise, Party A shall hold Party B responsible financially and legally.

5. Any disputes arising from this Agreement shall be resolved by friendly negotiation between the parties. If the disputes cannot be resolved through negotiation, any party shall have the right to submit the disputes for arbitration to Changchun Arbitration Commission.

Section 10. Miscellaneous

1. If Party B does not remit the first purchase payment in seven days from execution of this Agreement, this Agreement shall be terminated automatically. Party A shall issue a valid <Authorization of Exclusive Distributor in Beijing by Tonghua Linyuan Grape Planting Co. Ltd and Jilin Huamei Beverage Co. Ltd> to Party B upon the receipt of the first purchase payment so that Party B could initiate its responsibilities under this Agreement.

2. For issues not stipulated in this Agreement, both parties may sign a supplement agreement after negotiations. Both supplement agreement and the current Agreement shall be both valid.

3. This three-page Agreement is executed in two counterparts. Each party shall keep one counterpart.

4. This Agreement shall become effective upon execution by both parties.

Party A:	Party B:
JILIN HUAMEI BEVERAGE CO., LTD.	BEIJING HUAYANG SHENGBANG TRADING LTD
(Seal)	(Seal)

Legal representative: Liu Chang-Zhen	Legal representative: Zhang Wei

Representative: Chi Hongyan	Representative: Zhang Wei

Date: 11/16/2010	Date: 11/16/2010

ANNEX 1
Bingqin Ice Wine: Package design (front)	Bingqin Ice Wine: Package design (side)

Bingqin Ice Wine: Package design (bottle package)	Bingqin Ice Wine: Package design (identification)

ANNEX 1

Pearl in the Snow (red): Package design (front)	Pearl in the Snow (red): Package design (side)

Pearl in the Snow (red): Package design (bottle package)	Pearl in the Snow (red): Package design (identification)

ANNEX 1

Promotion page 1	Promotion page 2

Promotion page 3